Exhibit 99.1
                                                                    ------------

           Results In-Line with Outlook Provided on January 7, 2004
            Gross Margin Increases for Seventh Consecutive Quarter
               Full Year VISIAN ICL(TM) Sales Up 31% From 2002s
                  Full Year Collamer Sales Up 20% From 2002

    MONROVIA, Calif., March 3 /PRNewswire-FirstCall/ -- STAAR Surgical Company (Nasdaq: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today announced financial results for its fourth quarter and full year 2003, which ended January 2, 2004.

    Total product sales for the fourth quarter were $12,753,000 compared with $13,156,000 reported in the same quarter last year. Excluding the impact of changes in currency fourth quarter sales were $11,840,000 compared with $13,156,000 reported in the fourth quarter of 2002.

    Total product sales for the full year 2003 were $50,409,000 up 5% compared with 2002. Excluding the impact of changes in currency 2003 total product sales were $46,753,000 compared with $47,880,000 reported in 2002. Total revenue for the full year 2003 was $50,458,000 ($46,802,000 in constant currency), compared with $48,248,000 for the full year 2002. The difference between total revenue and product sales was the result of royalties previously generated by technology licenses that terminated as of March 31, 2003.

    Net loss for the quarter was $3,520,000, or $0.19 per share compared with a net loss of $9,900,000 million, or $0.58 per share during the same period one year ago. Excluding the write-down of the Company's deferred tax asset during the fourth quarter of 2002, the net loss per share would have been $0.06. Net loss for the full year 2003 was $8,357,000 or $0.47 per share compared with a net loss in 2002 of $16,778,000 or $0.98 per share. Excluding the impact of a write-down of patents partially offset by the reversal of reserves on officer's notes in 2003 and subsidiary closure charges and the write-down of a deferred tax asset in 2002, net loss per share would have been $0.45 and $0.43 in 2003 and 2002, respectively. The net income comparison results in a year over year decline of 7%, despite a year over year comparable operating expense increase of 14%.

    "Although overall product sales were down in the fourth quarter and full year, we were encouraged by the performance of our latest generation Collamer and VISIAN ICL ('ICL') lenses," said David Bailey, President and CEO of STAAR Surgical. "During the fourth quarter Collamer lens sales increased 18% compared with the fourth quarter of 2002 and ICL sales were up 20%. For the full year Collamer and ICL sales also improved and were up 20% and 31% respectively.

    "Our U.S. IOL sales continue to be constrained by the lack of effective injection systems. Internationally we are benefiting from our outstanding preloaded silicone lens system, which was launched late last year," continued Mr. Bailey. "Early sales indicate that this system is gaining traction and we believe it will become the standard of care going forward. However, in the U.S. we continue to examine methodologies to make our older insertion technology more competitive. Resolving these issues remains one of our top priorities and we continue to make progress toward improving our whole injector range in order to bring improved systems to market," said Mr. Bailey

    Gross margins improved for the seventh consecutive quarter to 56.6%, a 5.2% improvement over the fourth quarter of 2002. Gross margins for the full year were 55.2% compared with 50.1% in 2002.

    "As a result of successfully increasing standard margins through reduced cost structures resulting from better yields, efficiencies and volume, and reducing other cost of sales through better management of excess and obsolete inventories along with the reorganization of phacoemulsification manufacturing and repair, we were able to increase our gross profit margin for the seventh consecutive quarter," said John Bily, Chief Financial Officer of STAAR Surgical. "Throughout 2003 we have diligently focused on reducing our costs of goods sold and this has resulted in a 5.1% increase in our gross profit margin compared with 2002," he said.

    Operating expenses in the fourth quarter increased 29% to $9,640,000, compared with the same period one year ago. The increase in operating expenses is largely reflective of a 36% increase in marketing and selling expenses (approximately 23% of this increase was due to the unfavorable impact of foreign exchange) and a 30% increase in spending for research and development activities during the fourth quarter. Operating expenses for the full year (excluding other charges related to a write-down for capitalized patents acquired in the purchase of the Company's majority interest in Circuit Tree Medical taken during the third quarter of 2003 partially offset by the reversal of $1.7 million of reserves against former officer's notes) increased by 14% compared with the full year 2002. The full year 2002 comparison excludes charges taken in 2002 associated with the recognition of deferred losses resulting from the translation of foreign currency statements for subsidiaries that were closed during the year and employee separation costs. Approximately 45% of the increase in sales and marketing expenses for the year resulted from the unfavorable impact of foreign exchange.

    The increased spending for both the fourth quarter and the full year for marketing and sales (excluding the impact of exchange) related primarily to costs associated with increased headcount and associated recruiting costs, in preparation for a U.S. ICL launch and the addition of new direct sales representatives for a newly established Pacific Northwest region in the U.S. Likewise, the increase in research and development costs for the fourth quarter and the full year primarily related to U.S. ICL launch expenses and injector product development.

    "Despite the significant planned and executed increases in marketing and selling and research and development, throughout the year we were able to continue to successfully streamline our U.S. operating infrastructure," continued Mr. Bailey. "Although general and administrative expenses increased overall in the fourth quarter and the full year due to bad debt reserves recorded internationally, administrative expenses in the U.S. decreased as a percentage of total sales during those same periods."

    "2003 was a year of turnaround and investment for STAAR," continued
Mr. Bailey. "During the year we made progress on many of our strategic objectives. The exciting steps we took to further develop our ICL lens, including an expedited review and a very successful review by the FDA Ophthalmic Devices panel should not overshadow the other operational milestones we have achieved this year which include the retirement of all outstanding legacy litigation involving STAAR, the pay down of $2.9 million in debt, the collection of $3.3 million of notes of former officers, the strong international growth of ICL sales and seven consecutive quarters of improving gross profits.

    "We remain excited about the potential approval from the FDA for marketing the ICL in the U.S. but are well aware of the compliance issues we need to resolve before this can happen," continued Mr. Bailey. "As we discussed during our conference call in January we continue to work diligently to prepare for a re-audit of our manufacturing facility and our overall quality system. During January, we had a very productive meeting with the FDA Office of Compliance to discuss our pending approval and the re-audit process. In addition, on February 12, 2004 we had another meeting with the local FDA district to update them on our progress. During the meeting the FDA confirmed their willingness to work with us to accommodate a re-audit once they receive a formal request from the Company.

    "In response to specific issues in the Warning Letter we have also completed a root cause analysis and were able to conclude that our patented Collamer material was not the underlying cause of the 26 reported incidents, out of more than 160,000 lenses implanted, concerning certain post-surgical refractive changes," continued Mr. Bailey. "Finally, we have also received an indication that as part of the pre-approval process the FDA is likely to audit our Nidau, Switzerland manufacturing facility for the ICL. Although we have not received a formal request, we believe a successful audit of this facility will be a requirement for ICL approval. As part of our efforts to complete the entire auditing process, we have engaged professional external auditors to review both the Switzerland and Monrovia facilities. The reviews will be completed this week," Mr. Bailey said.

    STAAR exited the fourth quarter with approximately $7,286,000 in cash and cash equivalents on its balance sheet compared with $1,009,000 at the end of the fourth quarter of 2002. STAAR had $2,950,000 in debt at the end of the fourth quarter of 2003.

    Looking ahead, Mr. Bailey offered this outlook for the full year 2004.

    "We believe that it is prudent to provide revenue guidance without any U.S. ICL contribution given the uncertainty of the exact approval date. Without this contribution we believe we can achieve low double digit revenue growth for the full year. Gross margins are expected to improve while sales and marketing and research and development spending will have moderate increases on an absolute basis. Based on these dynamics, the net loss for 2004 should be approximately 50% less than the net loss for 2003."

    Use of Non-GAAP Measures

    The Company believes that non-GAAP measures of earnings per share before charges associated with the write-down of patents partially offset by the reversal of reserves on officer's notes, before charges associated with employee separation and before the impact of a tax benefit are appropriate measures for evaluating the operating performance of the Company. The Company believes that providing these measures without regard to the charge taken in the third quarter of 2003, the charges associated with employee separation and subsidiary closures taken in 2002 and excluding the impact of an income tax benefit in the third quarter of 2002, will provide investors and others with a consistent basis to more thoroughly evaluate operating results and in turn, better allow them to judge the Company's operating progress.

    Conference Call

    The Company will host a conference call and webcast today, March 3, 2004 at 4:30 p.m. EST to discuss the Company's fourth quarter results and current corporate developments. The dial-in number for the conference call is 800-218-0204 for domestic participants and 303-262-2211 for international participants.

    A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will remain available through 11:59 p.m. Pacific Time on Friday, March 5, 2004 and can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using passcode 568126#. To access the live webcast of the call, go to STAAR Surgical's website at http://www.staar.com. An archived webcast will also be available at http://www.staar.com

    About STAAR Surgical

    STAAR Surgical is a leader in the development, manufacture and marketing of minimally invasive ophthalmic products employing proprietary technologies. STAAR's products are used by ophthalmic surgeons and include the revolutionary VISIAN ICL(TM) as well as innovative products designed to improve patient outcomes for cataracts and glaucoma. STAAR's ICL has received CE Marking, is approved for sale in 37 countries and has been implanted in more than 30,000 eyes worldwide.

    Safe Harbor

    All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements concerning proposed new products and government approval of new products, services or developments, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the results of our response to an FDA warning letter, the need to obtain regulatory approval for new products, acceptance of new products by medical practitioners and consumers, the rapid pace of technological change in the ophthalmic industry, general domestic and international economic conditions, access to financing and other factors beyond the control of STAAR Surgical Company, including those detailed from time to time in STAAR Surgical Company's reports filed with the Securities and Exchange Commission. STAAR Surgical Company assumes no obligation to update these forward-looking statements and does not intend to do so.

    CONTACT:    Investors                           Media
                EVC Group                           EVC Group
                Douglas Sherk, 415-896-6820         Sheryl Seapy, 415-272-3323
                Jennifer Beugelmans, 415-896-6820

     STAAR Surgical Company
     Condensed Consolidated Statements of Income
     (In 000's except for per share data)
     Audited

                                            Three Months
                                                Ended          Year Ended
                                          Jan. 2,  Jan. 3,  Jan. 2,   Jan. 3,
                                           2004     2003     2004      2003
                                         -------------------------------------
      Sales                               $12,753  $13,156  $50,409   $47,880
      Royalties                                 0       72       49       368
         Total revenues                    12,753   13,228   50,458    48,248

         Total cost of goods sold           5,538    6,435   22,621    24,099

    Gross profit                            7,215    6,793   27,837    24,149

      General and administrative            2,514    2,173    9,343     8,959
      Marketing and selling                 5,880    4,331   19,509    16,833
      Research and development              1,246      960    5,120     4,016
      Other charges                             0        0      390     1,454

         Total selling, general and
          administrative expenses:          9,640    7,464   34,362    31,262

    Operating loss                         (2,425)    (671)  (6,525)   (7,113)

    Total other income (expense)             (826)    (108)    (637)     (785)

    Loss before income taxes               (3,251)    (779)  (7,162)   (7,898)

    Income tax provision                      268    9,210    1,127     8,805

    Minority interest                           1      (89)      68        75

    Net loss                              ($3,520) ($9,900) ($8,357) ($16,778)

    Net loss per share                     ($0.19)  ($0.58)  ($0.47)   ($0.98)

    Weighted average shares outstanding    18,389   17,198   17,704    17,142

    Proforma Loss Per Share

    Net loss                              $(3,520) $(9,900) $(8,357) $(16,778)

    Other charges                              --        0      390     1,454
    U.S. income taxes                          --    8,911       --     7,952

    Proforma loss per share               $(3,520)   $(989) $(7,967)  $(7,372)

    Proforma net loss per share            $(0.19)  $(0.06)  $(0.45)   $(0.43)

     STAAR Surgical Company
     Condensed Consolidated Balance Sheet
     (in 000's)
     Audited

                                                   January 2,       January 3,
                                                     2004              2003
                                                   ---------------------------

    Cash and cash equivalents                       $7,286            $1,009
    Restricted cash                                     --                --
    Accounts receivable, net                         5,518             5,992
    Inventories, net                                12,802            11,761
    Prepaids, deposits, and other current assets     2,001             2,813
    Deferred income tax                                 --                --
       Total current assets                         27,607            21,575
    Investment in joint venture                        397               462
    Property, plant, and equipment, net              6,638             7,438
    Patents and licenses, net                        6,059             9,038
    Goodwill, net                                    6,427             6,427
    Deferred income tax                                 --                --
    Other assets                                        91               280
       Total assets                                $47,219           $45,220

    Notes payable                                   $2,950            $5,845
    Accounts payable                                 4,739             4,394
    Other current liabilities                        4,035             4,241
       Total current liabilities                    11,724            14,480
    Other-long term liabilities                         72                89
       Total liabilities                            11,796            14,569
    Minority interest                                  204               100
       Stockholders' equity - net                   35,219            30,551
       Total liabilities and equity                $47,219           $45,220


SOURCE STAAR Surgical Company
Web Site: http://www.staar.com